EXHIBIT 2.1

 Susan B. Hersh
 SUSAN B. HERSH P.C.
 12900 Preston Road
 Suite 900
 Dallas, Texas 75230
 Ph. (972) 503-7070
 Fax (972) 503-7077

 Eric A. Liepins
 ERIC A. LIEPINS, P.C.
 12900 Preston Road
 Suite 900
 Dallas, Texas 75230
 Ph. (972) 991-5591
 Fax (972) 503-4034

 ATTORNEYS FOR DEBTOR

                    IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF TEXAS
                               DALLAS DIVISION


 IN RE:                             [S]
                                    [S]
 AMERICAN HEALTHCHOICE, INC.        [S]  CASE NO.99-37314-HCA-11
                                    [S]       Chapter 11
      DEBTOR                        [S]
 ________________________________________________________________________
 AHC PHYSICIANS CORPORATION         [S]  CASE NO. 99-37315-RCM-11
                                    [S]  Jointly Administered under
                                    [S]  Case No. 99-37314-HCA-11
      DEBTOR                        [S]


   DEBTORS AMERICAN HEALTHCHOICE, INC AND AHC PHYSICIANS CORPORATION AMENDED
                         JOINT PLAN OF REORGANIZATION
                             DATED MARCH 31, 2000

 TO: ALL PARTIES-IN-INTEREST, THEIR ATTORNEYS OF RECORD AND TO THE HONORABLE UNITED STATES BANKRUPTCY JUDGE:

      COME NOW, American HealthChoice, Inc. and AHC Physicians Inc., Debtors and Debtors-in-Possession in the above-referenced bankruptcy cases, and proposes the following Plan of Reorganization ("Plan"). The Plan proposes segregation of the Creditors and Equity Interest Holders of the Debtor into ten (10) separate classes.

                                  ARTICLE I
 DEFINITIONS

      Unless the context otherwise requires, the following capitalized terms shall have the meanings indicated when used in this Plan and in the accompanying Disclosure Statement, which meaning shall be equally applicable to both the singular and plural forms of such terms. Any term in this Plan that is not defined herein but that is used in title 11, United States Code ("Code") shall have the meaning assigned to such term in the Code.

      1. "Administrative Claim" shall mean those Claims entitled to priority under the provisions of Section 507 of the Code, pursuant to a claimed and allowed administrative expense priority under
           Section 503(b) of the Code.

      2. "Allowed Claim" as to all Classes, hereinafter specified, shall mean a Claim against Debtor (a) for which a Proof of Claim has been timely filed with the Court by the Bar Date, or, with leave of the Court and without objection by any party-in-interest, late-filed and as to which neither the Debtor nor any party-in-interest files an objection or as to which the Claim is allowed by Final Order of the Court, or (b) scheduled in the list of creditors, as may be amended, prepared and filed with the Court pursuant to Rule 1007(b) and not listed as disputed, contingent or unliquidated as to amount, as to which no objection to the allowance thereof has been interposed through closing of this case, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending. This category includes all Claims deemed unsecured pursuant to [S]506(a) of the Code. When "Allowed Claim" is used in the context of a Secured Claim, the provisions of [S]506(b) of the Code shall also apply.

      3. "Allowed Secured Claim" shall mean an Allowed Claim secured by a lien, security interest, or other encumbrance on the properties owned by the Debtor, which lien, security interest, or other encumbrance has been properly perfected as required by law, to the extent of the value of the property encumbered thereby. That portion of such Claim exceeding the value of the security held therefor shall be an Unsecured Claim, as defined below and determined pursuant to 11 U.S.C. [S]506(a).

      4. "Allowed Unsecured Claim" shall mean an unsecured Claim against Debtor (a) for which a Proof of Claim has been timely filed with the Court by the Bar Date, or, with leave of the Court and without objection by any party-in-interest, late-filed and as to which neither the Debtor nor any party-in-interest files an objection or as to which the Claim is allowed by Final Order of the Court, or
           (b) scheduled in the list of creditors, as may be amended, prepared and filed with the Court pursuant to Rule 1007(b) and not listed as disputed, contingent or unliquidated as to amount, as to which no objection to the allowance thereof has been interposed through closing of this case, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending. This category includes all Claims deemed unsecured pursuant to [S]506(a) of the Code.

      5. "Bar Date" shall mean the date fixed by the Court as the last date for filing all Claims in this case other than Administrative and Priority Claims or Rejection Claims.

      6.   "Case" shall mean these Chapter 11 cases.

      7. "Claim" shall mean any right to payment from the Debtor as of the date of entry of the Order Confirming Plan whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or can be asserted by way of set-off. Claim includes any right or cause of action based on a pre-petition monetary or non-monetary default.

      8.   "Claimant" shall mean the holder of a Claim.

      9. "Class" shall refer to a category of holders of Claims or interests which are "substantially similar" as provided for in
           Section 1122 of the Code.

      10. "Code" shall mean the United States Bankruptcy Code, being title 11 of the United States Code, as enacted in 1978 and thereafter amended.

      11. "Confirmation" or "Confirmation of this Plan" shall mean entry by the Court of an Order confirming this Plan at or after a hearing pursuant to Section 1129 of the Code.

      12. "Confirmation Date" shall mean the date on which the Court enters an Order confirming this Plan.

      13. "Court" shall mean the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, presiding over these Chapter 11 reorganization cases, or any successor court of competent jurisdiction.

      14.  "Creditor" shall mean any person having a Claim against Debtor.

      15. "Debenture Holders" shall mean Sovereign Partners, L.P.; Dominion Capital Fund, Ltd.; Canadian Advantage Limited Partnership; and Atlantis Capital Fund, Ltd.

      16. "Debt" shall mean any obligation of Debtor, alone, and any obligation of Debtor and any other Person, to any Entity.

      17.  "Debtors"  shall  mean   American  HealthChoice,   Inc.  and   AHC
           Physicians Corporation, and the Debtor in the above-styled and numbered cases.

      18.  "Disbursing Agent" shall mean the Reorganized Debtor.

      19. "EBITDA" shall mean the sum of income before net interest, provision for income taxes, depreciation and amortization expense.

      20. "Effective Date" shall mean the Final Confirmation Date, or as soon thereafter as reasonably practical, but in no event later than 20 days after the Final Confirmation Date.

      21. "Entity" shall include Person, estate trust, governmental unit and the United States Trustee.

      22. "Equity Interest Holders" shall mean holders of the equity interests in the Debtors.

      23. "Final Confirmation" shall mean that date which is eleven (11) days following the entry of the Order Confirming Plan, during which period of time no Notice of Appeal is filed, or if a Notice of Appeal is filed, during which period of time no Motion for Stay Pending Appeal is granted or supersedeas bond is approved and filed.

      24. "Order Confirming Plan" shall mean the Order of the Court determining that this Plan meets the requirements of Chapter 11 of the Code and is entitled to confirmation or filed for relief under Chapter 11 of the Code.

      25. "Petition Date" shall mean the date on which the Debtor filed this proceeding, October 19, 1999.

      26. "Plan" shall mean this Plan of Reorganization in its present form or as it may be amended, modified or supplemented.

      27. "Plan Term" shall mean three (3) years following the Confirmation Date, except as extended to claims of the taxing authorities and the General Unsecured Creditors as provided herein.

      28. "Priority Claim" shall mean any Claim entitled to priority pursuant to Section 507(a) of the Code except for Tax Claims and Claims incurred by the Debtor post-petition in the ordinary course of business.

      29. "Record Date" shall mean, with respect to voting on the Plan and with respect to any right to receive distributions under this Plan, the close of business on the date the Bankruptcy Court signs an Order approving the Disclosure Statement.

      30. "Rejection Claim" shall mean any Claim arising out of the rejection of a lease or executory contract pursuant to Section 365 of the Code, which Claim shall be treated as an Unsecured Claim.

      31. "Reorganized Debtor" shall mean the entity, which shall assume title to and control of the Debtors' assets and liabilities upon confirmation as provided herein.

      32. "Secured Claim" shall mean an Allowed Claim secured by a lien, security interest, or other encumbrance on the properties owned by the Debtor, which lien, security interest, or other encumbrance has been properly perfected as required by law, to the extent of the value of the property encumbered thereby. That portion of such Claim exceeding the value of the security held therefor shall be an Unsecured Claim, as defined below and determined pursuant to 11 U.S.C. [S]506(a).

      33. "Substantial Consummation" shall occur upon Debtor's commencement of payments to creditors as provided in this Plan.

      34.  "Tax Claims"  shall  mean any  Claim  entitled to  priority  under
           Section 507(a)(8) of the Code and shall include the claims of taxing authorities for taxes owed on the property retained by the Debtor under this Plan.

      35. "Unsecured Claim" shall mean any Allowed Claim, whether or not liquidated or contingent other than a Priority Claim, a Tax Claim, or a Secured Claim.

                                   ARTICLE 2
                     CERTAIN GENERAL TERMS AND CONDITIONS

      The following general terms and conditions apply to this Plan:

      2.1 Claims and Debts: Various types of Claims and Debts are defined in this Plan. This Plan is intended to deal with all Claims and
           Debts against the Debtor of whatever character whether or not contingent or liquidated and whether or not allowed by the Court pursuant to Section 502(a) of the Code and all Claims and Debts will receive the treatment afforded in Articles IV, V and VI of this Plan. Claims and Debts incurred by the Debtor post-petition in the ordinary course of business will be paid by the Debtor according to their terms as they come due.

      2.2 Securities Laws: The issuance of any security in satisfaction of indebtedness under this Plan may be exempt from registration under certain State and Federal securities laws by virtue of Section 1145 of the Code and the exemption therein contained.

      2.3 Time for Filing Claims: With respect to those Claims that have been identified in the Schedules filed pursuant to Section 521(1) of the Code and which have been scheduled as "disputed," "contingent," or "unliquidated," said Claimants must file a proof of claim bearing the case number of the above-styled and referenced proceeding with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, on or before the Bar Date to participate under this Plan. Claims scheduled as disputed, contingent, or unliquidated filed after the Bar Date shall not be allowed, and shall not participate in the distributions contemplated by this Plan. Claims arising from rejection of a lease or executory contract and administrative claims shall be filed with the Court within thirty (30) days following the Confirmation Date of this Plan.

      2.4 Modifications to Plan: In accordance with Bankruptcy Rule 3019, to the extent applicable, this Plan may be modified upon application of Debtor or corrected prior to Confirmation without notice and hearing and without additional disclosure pursuant to Section 1125 of the Code provided that, after hearing on and notice to the creditors, the Court finds that such modification does not materially or adversely affect any Creditor or Class of Creditor.

                                   ARTICLE 3
                       TREATMENT OF UNCLASSIFIED CLAIMS
              (CERTAIN ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS)

      3.1 All trade and service debts and obligations incurred in the normal course of business by the Debtor on or after the Petition Date will be paid when due in the ordinary course of the Debtor's business unless a different time for payment is specified in this Plan.

      3.2 Each governmental unit holding a post-petition Claim arising out of taxes assessed against property of the estate, also including "ad valorem property taxes," but limited as provided by Section 502(b)(3) of the Code, shall be paid in full when said Claims are due.

                                   ARTICLE 4
                      DIVISION OF CREDITORS INTO CLASSES

      4.1 Classification of Claims: This Classification of Claims is made for purposes of voting on this Plan, making distributions thereunder, and for ease of administration thereof. Unless specifically provided otherwise herein, on the Confirmation Date this Plan discharges and extinguishes all Claims and Debts against the Debtor of whatever character, whether allowed by the Court or otherwise.

      4.2 Class 1: Consists of Allowed Administrative Claims.(Not Impaired) Class 2: Consists of Allowed Tax Creditor Claims. (Impaired) Class 3: Consists of Allowed Employee Wage Claims (Not Impaired) Class 4: Consists of Allowed Secured Claim of CIT (Impaired) Class 5: Consists of Allowed Claims of AT&T (Impaired)
           Class 6:  Consists of Allowed Claim of Debenture Holders
                     (Impaired)
           Class 7A: Consists of Allowed Claims of General Unsecured
                     Creditors of American HealthChoice, Inc.: (Impaired) Class 7B: Consists of Allowed Claim of General Unsecured Creditors
                     of AHC Physicians Corporation (Impaired)
           Class 8: Consists of Allowed Administrative Unsecured Creditors (Impaired)
           Class 9:  Consists of Allowed Insider or Bridge Loan Claims.
                     (Impaired)
           Class 10: Consists of Allowed Equity Interest Holder Claims.
                     (Impaired)


                                   ARTICLE 5
                              TREATMENT OF CLASSES

      5.1 Satisfaction of Claims and Debts: The treatment of and consideration to be received by holders of Allowed Claims or interests pursuant to this Article V of this Plan shall be in full settlement, release and discharge of their respective Claims, Debts, or interests as against the Debtor subject to the provisions herein. On the Confirmation Date, the Reorganized
           Debtor shall assume all duties, responsibilities and obligations for the implementation of this Plan. Any class of Claimants failing to vote on this Plan shall be deemed to have accepted this Plan in its present form or as modified or amended as permitted herein.

      5.2 Class 1 Claimants (Allowed Administrative Claims) are unimpaired and will be paid in cash and in full on the Effective Date of this Plan. Professional fees are subject to approval by the Court as reasonable. Debtors' attorney's fees approved by the Court and payable to the law firms of Susan B. Hersh, P.C. and Eric Liepins, P.C. will be paid immediately following the later of Confirmation or approval by the Court out of the available cash. The Debtors have also retained Ronald Brown as their securities counsel to perform services related to the issuance of the securities in the Reorganized Debtors as well as any securities backed debt instruments to be issued by the Reorganized Debtors. Mr. Brown's fees will be paid, subject to approval by the Bankruptcy Court, following the later of Confirmation or approval by the Court out of available cash. This case will not be closed until all allowed Administrative Claims are paid in full. Class 1 Creditor Allowed Claims are estimated as of the date of the filing of this Plan to not exceed the amount of $150,000 including Section 1930 fees.
           Section 1930 fees  shall be paid  in full prior  to the  Effective
           Date. The Debtor is required to continue to make quarterly payments to the U.S. Trustee and maybe required to file post-confirmation operating reports until this case is closed. The Class 1 Claimants are not impaired under this Plan.

      5.3. Class 2 Claimants (Allowed Tax Creditor Claims) are impaired and shall be satisfied as follows: The Allowed amount of all Tax
           Creditor Claims shall be paid out of the revenue from the continued operations of the business. The Tax Creditor Claims are alleged to be in the amount of approximately $35,000 and shall be paid in full, with interest at the rate of 10% per annum with monthly payments over a period of seventy-two (72) months with payments beginning on Effective Date. The monthly payment amount will be approximately $775.00 The Taxing Authorities shall retain their liens, if any, to secure their Tax Claims until paid in full as called for by this Plan. The Class 2 Claimants are impaired under this Plan.

      5.4. Class 3 Claimants (Priority Employee Wage Claims up to $4,300.00) are not impaired and shall be satisfied as follows: All Allowed claims for Priority Employee Wages up to $4,300, if any, shall be paid in full on the Effective Date. The Debtors believe the total Priority Employee Wage Claims up to $4,300 will not exceed $8,6000. These claims result from pre-petition commissions to various sales representatives which were earned but not paid pre-petition or by prior Court Order allowing the payment of certain pre-petition employee wages claims. Any amount owed to employees for pre-petition services in excess of $4,300 shall be treated as either Class 7A or Class 9 creditors and treated accordingly. The Class 3 Claimants are not impaired under the Plan.

      5.5. Class 4 Claimants (CIT) are impaired and shall be satisfied as follows: The Allowed amount of the CIT shall be paid from the continued operations of the company. CIT currently has a first lien position on certain assets of the Debtors consisting of office furniture and office equipment used by the Debtors. The Debtors and CIT have agreed the fair market value of these assets is $60,000.00. The indebtedness to CIT is evidenced by certain Lease Agreements with a remaining balance as of the Petition Date of approximately $110,000. This claim shall be bificated into a Allowed Secured Claim treated as a Class 4 Claimant, and an Allowed Unsecured Claim treated as a Class 7A Claimant. The Class 4 Claim shall be paid in full, with equal monthly payments over a twenty-four month period with an interest rate of 10%. The monthly payments will be in the amount of approximately $2,750.00 and shall commence pursuant to Court Order on March 6, 2000. Upon satisfaction of its claim under the terms of the Plan, CIT shall release its lien. The Class 4 Claimant is impaired under this Plan.

      5.6. Class 5 Claimants (AT&T) are impaired and shall be satisfied as follows: The Allowed Amount of the AT&T claim shall be paid from continued operations of the company. AT&T currently has a first lien position on certain assets of the Debtors consisting of telephone and computer equipment used by the Debtors. The Debtors will make the required monthly payments of $6,115 for months 1 through 17; $4,340 for months 18 through 32; $3,113 for months 33 and 34; and $967 for the remaining 6 months of the leases. The payments for the period of October 1999 until the Effective Date will be added on to the end of the current leases. Upon satisfaction of its claim under the terms of the Plan, AT&T shall release its liens. The Class 5 Claim is impaired under this Plan.

      5.7 Class 6 Claimant (Debenture Holders) are impaired and shall be satisfied as follows: The Debenture Holders hold a first lien position on the Debtors' accounts receivable and all other tangible and intangible assets of the Debtors. The Debenture Holders' claim arises out of a series of Debentures. The Debentures were issued to Sovereign Partners, L.P. in the original face amount of $1,000,000; Dominion Capital Fund, Ltd. in the face original amount of $1,985,000; Canadian Advantage Limited Partnership in the original face amount of $200,000; and Atlantis Capital Fund, Ltd in the original face amount of $200,000. The total original face amount of the Debenture Holders' debt as of the Petition Date was $3,385,000. Pursuant to the terms of the existing Debentures the Class 6 Claimants were allowed to convert their Debentures into common stock of the Debtor subject to certain ownership limitations. Subject to Bankruptcy Court approval, the Debtor and the Class 6 Claimants agree that the
           Class 6 Claimants will be allowed to convert their existing Debentures into shares of common stock of the Debtor prior to the confirmation of Debtors Amended Plan of Reorganization, provided the Class 6 Claimants do not sell more than fifteen (15%) percent of the daily volume of company stock sold and do not sell the company stock at a price of less than $.25 per share during this time period (the "Pre-Confirmation Conversions"). The Class 6 Claimants have filed Proofs of Claim in the amount of approximately $4,600,000, representing the face amount of the existing Debentures, accrued interest and the excess value to which the Class 6 Claimants were contractually entitled pursuant to their rights to convert their existing Debentures which provided for the Class 6 Claimants to convert their debt to equity at a discounted price over existing market price (the "Debenture Proofs of Claim"). The Debtors will pay the Debenture Holders the full face value of the Debenture Proofs of Claim as follows: The Debtors will issue to the Debenture Holders, in the form of new senior secured convertible debentures (the "Class 6 Debentures") which shall be convertible to a total of either thirty (30%) percent of the outstanding shares of stock in the Reorganized Debtor as of the Confirmation Date or twenty-five (25%) percent of the outstanding shares of the Reorganized Debtor as of the Confirmation Date. The amount of the Class 6 Debentures and the amount of shares into which they may be converted will be computed in accordance with a formula such that the Class 6 Debentures shall be in the face amount of the Debenture Proofs of Claim less any portion thereof converted to common stock prior to the Confirmation Date pursuant to the Pre-Confirmation Conversion (the "New Debenture Amounts"). The Class 6 Debentures shall be convertible to common stock equal to a fraction, the numerator of which shall be the New Debenture Amount and the denominator shall be the Debenture Proof of Claim Amount (i.e. percentage of the New Debenture Amounts compared to the original Debenture Proofs of Claim) multiplied by either thirty (30%) percent if the average market price(1) for the thirty trading days prior to Confirmation Date is less than $.25 per share, or twenty-five percent (25%) if the average market price for the thirty trading days prior to Confirmation Date is $.25 per share or greater. (For example, if
    -----------
    (1) For the purposes hereof the average market price shall mean the OTC Bulletin Board daily close price.

           the Debenture Proofs of Claim $4,600,000 and the Class 6 Claimants convert an aggregate of $1,000,000 of their debentures into stock pre-confirmation, and assume the average share price during the applicable period remains over $.25 per share, the Class 6 Claimants would receive Class 6 Debentures in the face amount of $3,600,000 convertible into 19.57% of the shares of stock of the Reorganized Debtor $3,600,000 (allowed claim amount as of Confirmation) divided by $4,600,000 total Allowed Claim amount) times 25% (maximum allowed amount of shares of Reorganized Debtor based on market price). Based upon this example, the Class 6 Debentures would be convertible into an aggregate of 11,736,000 shares of the Reorganized Debtor. The exact number of shares will depend on the factors set forth in the above described formula. It is contemplated the Debtor will issue 64,000,000 shares of stock in the Reorganized Debtor.

           The Class 6 Debentures will provide for the Class 6 Claimants to receive stock in the Reorganized Debtor over a period not to exceed three years. The Class 6 Debentures will be secured by a first priority lien on all existing assets of the Debtors and the Reorganizied Debtors and their subsidiaries, with the exception of the assets purchased from Dr. Voracek upon which the Class 6 Debenture Holder's lien will be subdordinate to the purchase money security interest to be granted to Dr. Voracek. A copy of the Class 6 Debenture shall be provided prior to confirmation. The Class 6 Claimants are impaired under this Plan.

      5.8 Class 7A Claimants (Allowed General Unsecured Claims of American HealthChoice, Inc.) are impaired and shall be satisfied as follows: The Allowed claims of the General Unsecured Creditors of American HealthChoice, Inc. shall share pro-rata in annual payments to be made by the Debtors on the Effective Date and the first three anniversaries of the Effective Date of the Plan until paid in full (the "Unsecured Dividend"). Until the Debtors has paid the Unsecured Dividend in full, the Debtors is required to make the following minimum annual payments:

                Effective Date                               $ 10,500
                First Anniversary of the Effective Date      $ 66,500
                Second Anniversary of the Effective Date     $ 66,500
                Third Anniversary of the Effective Date      $ 66,500

      At such time as the Unsecured Dividend has been paid in full, the Debtors shall have no obligation to make any further payments to the Unsecured Creditors. The Debtor shall have the option to pre-paid the Unsecured Dividend in full prior to the second anniversary of the Plan for 80% of the unpaid balance of the Unsecured Dividend.

      Based upon the Proofs of Claim currently on file and the deficiency claims resulting from the treatment of CIT, and taking into account the anticipated objections to the Proof of Claim currently on file, the Debtors anticipate the total Allowed General Unsecured Creditors claims will not exceed $210,000. The Unsecured Creditors are impaired under the Plan. The Class 7A Claimants are impaired under this Plan.

 5.9 Class 7B Claimants (Allowed General Unsecured Claims of AHC Physicians) are impaired and shall be satisfied as follows: The Allowed claims of the General Unsecured Creditors of AHC Physicians shall share pro-rata in annual payments to be made by the Debtors on the Effective Date and first three anniversaries of the Effective Date of the Plan until paid in full (the "Unsecured Dividend"). Until the Debtors has paid the Unsecured Dividend in full, the Debtors is required to make the following minimum annual payments:

           Effective Date                               $  18,000
           First Anniversary of the Effective Date      $ 114,000
           Second Anniversary of the Effective Date     $ 114,000
           Third Anniversary of the Effective Date      $ 114,000

      At such time as the Unsecured Dividend has been paid in full, the Debtors shall have no obligation to make any further payments to the Unsecured Creditors. The Debtor shall have the option to pre-paid the Unsecured Dividend in full prior to the second anniversary of the Plan for 80% of the unpaid balance of the Unsecured Dividend.

      Based upon the Proofs of Claim currently on file and taking into account the anticipated objections to the Proof of Claim currently on file, the Debtors anticipate the total Allowed General Unsecured Creditors claims will not exceed $360,000. The Unsecured Creditors are impaired under the Plan.

 5.10 Class  8  Claimants  (Convenience  General  Unsecured  Creditors)   are
      impaired and shall be satisfied as follows: All General Unsecured Creditors of American HealthChoice or AHC Physicians whose Allowed Claim is $5,000 or less, or any General Unsecured Creditor of American HealthChoice or AHC Physicians who voluntarily elects to reduce their Allowed Claim to $5,000, will be paid in full, in one payment, on or before the first anniversary of the Effective Date. The Class 8 Claimants are impaired under this Plan.

 5.11 Class 9 Claimants (Bridge Debt and Insider Debt) are impaired under the Plan and shall be satisfied as follows: The Allowed amount of claim of the Bridge Debt and the Insider Debt shall be paid either in stock of the Reorganized Debtors or in three equal annual cash payments, commencing on the first anniversary of the Effective Date. The Class 9 Claimants must choose either the stock or cash option on their ballot In the event a Class 9 Claimant does not specify the stock or cash option, the Class 9 Claimant will be presumed to select the stock option. The Bridge Debt and Insider Debt equals approximately $659,000. A detailed break down of the amounts and identities of the Class 9 Claimants is attached hereto as Exhibit "E". The Bridge Debt and
      Insider Debt shall release their liens on the Debtors' assets upon receipt of the stock or full payment. The Class 9 Claimants shall be issued stock in the Reorganized Debtor in an amount proportionate to their existing indebtedness, not to exceed 2,000,000 shares of the Reorganized Debtor as of the Confirmation Date. The price per share of the Reorganized Debtor stock shall be $.32. The Class 9 Claimants are impaired under this Plan.

 5.12 Class 10 Claimants (Certain Allowed Equity Interest Holder Claims) are impaired and shall be satisfied as follows: The Allowed Equity Interest Holder Claims which are not held by Debenture Holders shall be issued new stock in the Reorganized Debtors. These non-debenture holders shall be issued shares in the Reorganized Debtors in portion to their existing shares as against all non-debenture holders shares. The Class 10 Claimants will receive one (1) share of the Reorganized Debtor for every one (1) share of the Debtors stock they currently own. The total number of shares in the Reorganized Debtor to be distributed to the Class 10 Claimants will be at least 28,800,000 . Class 9 Claimants are impaired under the Plan.

                                  ARTICLE 6
                       MEANS FOR EXECUTION OF THE PLAN

      6.1 Any actions required to be taken by the Debtor on the Effective Date may be taken by the Debtor before the Effective Date or immediately following the date of Final Confirmation.

      6.2 On or before the date of Final Confirmation or the Effective Date, as this Plan provides, the Debtor will transfer to the Disbursing Agent funds sufficient to make the payments required by this Plan. The Disbursing Agent shall be the Reorganized Debtor, except as to the Class 6 Debenture, the Voracek Debenture and Contingent Stock Payment.

      6.3 The Debtor's obligations under this Plan will be satisfied out of continued business operations of the Debtor, and the infusion of new money as set forth below.

      6.4 Under the Plan, Debtors will acquire existing clinics from Dr. Voracek. Dr. Voracek will sell the Debtors three (3) clinics. These clinics are located in Laredo, Texas, San Benito, Texas and Corpus Christi, Texas. As reflected on the projections, attached as Exhibit "C", it is anticipated, these clinics will generate significant income to the Debtors. In order to pay for the acquisitions of these clinics, the Debtors will pay Dr. Voracek $900,000 upon the Effective Date. In addition to these cash payments, Dr. Voracek will also receive a convertible debenture (the "Voracek Convertible Debenture") in the Reorganized Debtors. The Voracek Convertible Debenture will be equal to $1,700,000. The Voracek Convertible Debenture will provide for a conversion into common stock of the Reorganized Debtor on the first anniversary of the Confirmation Date to 5,000,000 shares with a share price of $.32 per share or 80% of the market price on the conversion date. The Voracek Debenture will be secured by a purchase money security interest in all assets purchased by the Reorganized Debtor from Dr. Voracek under the terms of this Plan. Dr. Voracek will also receive a Contingent Stock Payment in the event the clinics meet the projected earnings over the same three year period. The
           Contingent Stock Payment will be released to Dr. Voracek in the event the EBITDA for the performance periods set forth in Exhibit G equals or exceeds the Target EBITDA set forth on Exhibit F. A copy of the Voracek Convertible Debenture will be provided prior to confirmation. In the event, Dr. Voracek's clinics achieve the required EBITDA, Dr. Voracek will be entitled to Contingent Stock Payments totaling $3,400,000 for the three years after the Effective Date. The price per share of the Contingent Stock Payment will be based on eighty (80%) of the market price of the stock on the scheduled conversion date. Assuming the Dr. Voracek clinic met their target EBITDA for all three years the projected ownership interest by Dr. Voracek is set forth on Exhibit "G".

      6.5 In order to fund the purchase of the Dr. Voracek clinics and to provide needed working capital, it will be necessary for the Debtor to solicit new funds. The Debtors will obtain new funds in the amount of not less than $1,500,000 prior to the Effective Date. In exchange for these new funds, the Debtors will issue these investors stock in the Reorganized Debtors in the aggregate amount of 9,375,000 shares of the Reorganized Debtors. Some of these new funds may come from insiders of the Debtors. The share price for the new money investors will be $.16 per share. However, in the event the Debtor is unable to raise the necessary funds at this share price, it may be required to issue additional shares for the new investors. As set forth above, these additional shares will not dilute the Class 6 Creditors.

      6.6 In order to preserve cash, the Debtor contemplates the issuance of stock to certain founders who will provide assistance to the Debtor with implementation of the Plan. Founders may include insiders, consultants and other professionals. A portion of the founder shares may be issued in connection with solicitation of new financing. The total amount of stock to be issued will not exceed 6,400,000 shares of the Reorganized Debtor on the Confirmation Date. The share price for the founder stock is estimated to be $.32 per share.

      6.7 As set forth above, the Debtor's current shares of stock will be canceled upon the Effective Date, and new shares of stock will be issued. The new shares will not be diluted for a period of one year from the Effective Date.

      6.8 It is an integral part of the Debtors Plan and part of the solicitation of acceptance of this Plan, that those parties obtaining stock in the Reorganized Debtor under this Plan, agree the Reorganized Debtor may after confirmation subject the shares of the Reorganized Debtor to a reverse stock split. The reverse stock split to be authorized under this Plan will be 15 shares of Reorganized Debtor in exchange for one share of the Reorganized Debtor.

      6.9 The Corporate Charter of the Debtor will be amended in accordance with the terms of this Plan.

      6.10 The shares of stock for the Class 6 Claimants, the Voracek Stock Payment and the Contingent Stock Payment shall be held in a Post-Confirmation Stock Trust. The Post-Confirmation Trust shall be responsible for the issuance of the shares of stock in the Reorganized Debtor to those entities who are entitle to convert debentures into stock. The Post-Confirmation Stock Trust shall be irrevocable. The Reorganized Debtor upon confirmation of the Plan, shall have no right or power, whether alone or in conjunction with others to amend this Article of the Plan, in whole or in part, or to designate the persons who shall possess, manage, distribute or otherwise enjoy the Trust Property and any rights related thereto.

      6.11 The Trust Property shall consist solely of the shares of stock in the Reorganized Debtor to be distributed to the Class 6 Claimants and Dr. Voracek pursuant to the terms of the Plan.

      6.12 The  Debtor  hereby  designate  (to  be  provided  prior  to   the
           confirmation hearing) to serve as the Trustee of the Post-Confirmation Stock Trust.

      6.13 As a condition to receiving distributions provided for by the Plan in respect to any stock, any holder of stock in the Debtor shall be required to surrender such stock to the Disbursing Agent. All instruments surrendered to the Disbursing Agent shall be marked "compromised and Settled Only as Provided in the Plan of Reorganization for American HealthChoice, Inc.".

      6.14 It is an integral and essential element of this Plan that all securities and debentures to be the issued to the holders of Allowed Claims and Interests of the Reorganized Debtor and the common stock to which the Class 6 Debentures shall be convertible pursuant to this Plan, shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145 of the Bankruptcy Code.

      6.15 As specified in Section 1125(e) of the Bankruptcy Code, persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejection of this Plan or the offer, issuance, sale or purchase of securities.

      6.16 None of the Debtors, the Debtors-in-possession, the Reorganized Debtor nor any of their employees, officers, directors, agents or representatives, nor any professionals employed by them or any of their members, agents, representatives or professional advisors, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan.

      6.17 Notwithstanding anything contained herein, the Reorganized Debtor shall have the right to request the Court to disallow any claim of any Entity from which property is recoverable under Sections 542, 543, 550, and 553 of title 11, or that is a transferee of a transfer avoidable under Sections 544, 545, 548, or 549 of title 11 unless such Entity or transferee has paid the amount, or turned over any such property, for which such Entity or transferee is liable.

                                  ARTICLE 7
                             SECTION 1129(b)(2)

      7.1 The Court may confirm this Plan even though less than all of the Classes of Claims and interests accept it. The requirements for confirmation of a plan over the objection of one or more classes of claims or interests are set forth in Section 1129(b) of the Code. Accordingly, Debtor, as the plan proponent, requests the Court to determine that this Plan does not discriminate unfairly, and is fair and equitable with respect to the rejecting creditor.

                                  ARTICLE 8
                        STATUS OF EXECUTORY CONTRACTS

      8.1 All unexpired leases and executory contracts shall be assumed on or before the Effective Date. To the extent there are any unexpired leases or executory contracts, which have not been assumed prior to the Effective Date, they are rejected.


                                  ARTICLE 9
                    EVENTS OF DEFAULT AND EFFECT THEREOF

 9.1 In the event that Substantial Consummation of this Plan does not occur on or before the earlier of the Effective Date or 71 days after the Confirmation Date, the Order of Confirmation may be vacated by any party in interest, other than the Debtor.

 9.2 Notwithstanding anything contained herein to the contrary, no Claimant shall have the right to enforce any rights under this Plan until the Reorganized Debtor fails to cure any default hereunder within thirty
      (30) days of receipt of written  notice of such default to  Reorganized
      Debtor

 9.3 Default shall occur if one scheduled Plan payment is not made by Debtor or if current taxes are not timely paid pursuant to state law. In the event of default, any party in interest who has not received their required payment, shall send written notice of default as set forth in section 9.2 above. In the event the default is not cured the effected party may proceed with state law remedies for collection of the amounts due it.

                                 ARTICLE 10
                                  DISCHARGE

 10.1 Upon Confirmation, to the extent that a Claim or Debt has not been dealt with under this Plan, such Claim or Debt will be released.

 10.2 The automatic stay imposed by Section 362 of the Code or any preliminary injunction granted by the Court to allow for Substantial Consummation of this Plan shall remain in effect until the Effective Date.

 10.3 Notwithstanding anything contained herein to the contrary, neither Debtor, Reorganized Debtor, the officers and directors of the Debtors nor the shareholders shall be discharged and released from any liability for Claims and Debts under this Plan, however, the exclusive remedy for payment of any Claim or Debt so long as the Plan is not in default shall be the Plan.

                                 ARTICLE 11
                            AMENDMENTS TO THE PLAN

 11.1 Debtor may modify this Plan following Confirmation and before Substantial Consummation to the extent consistent with the requirements of section 1122 and 1123 of Title 11. The Plan as modified becomes the Plan if circumstances warrant modification and the Court approves of such modifications.

 11.2 In the event of modification of this Plan pursuant to Section 11.1, any holder of a Claim or interest that has accepted or rejected this Plan is deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, within ten (10) days of service of the Plan modifications upon such holder, such holder changes its previous acceptance or rejection.

                                 ARTICLE 12
                           EFFECT OF CONFIRMATION

 12.1 The provisions of this Plan bind Debtor, any Entity issuing securities under this Plan, any Entity acquiring property under this Plan, and any Creditor or Equity Interest Holder, whether or not the Claim or interest of such Creditor or Equity Interest Holder is impaired under the Plan and whether or not such Creditor or Equity Interest Holder has accepted this Plan.

 12.2 All property of the estate is vested in the Reorganized Debtor.

 12.3 All property of the Reorganized Debtor is free and clear of all Claims and interests of Creditors and Equity Interest Holders, except as to claims, secured claims or secured debentures and interests specifically granted in this Plan.

 12.4 All Debts that arose before the Confirmation Date and any Debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Code, whether or not a proof of claim based on such Debt is filed or deemed filed under Section 501, whether or not such Claim is allowed under Section 502; and whether or not the holder of such Claim has accepted this Plan; are, fully and finally satisfied by this Plan.


                                 ARTICLE 13
                          MISCELLANEOUS PROVISIONS

 13.1 The obligations under this Plan to any particular Claim are governed by the laws of the State constituting the situs of the Debt represented by that particular Claim described in this Plan.

 13.2 Equity Interest Holders are relieved from all liability, obligation or duty to initiate or pursue any causes of action of Debtor against any Entity.

 13.3 Any caption herein is for convenience only and does not affect the construction of the Plan.

 13.4 Any distribution pursuant to this Plan which remains unclaimed for a period of six (6) months from the due date of such distribution is forfeited.

                                 ARTICLE 14
                          RETENTION OF JURISDICTION

      Until this case is closed, the Court retains jurisdiction of the following matters only:

      14.1 To direct any necessary party to execute or deliver or to join in the execution or delivery of any instrument required to effect a Transfer of property dealt with by the Plan and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of this Plan.

      14.2 To allow or disallow Claims.

      14.3 To hear and determine all Claims arising from the rejection of executory contracts and unexpired leases which are included in Debtor's estate and to consummate rejection and termination thereof in connection with Debtor's estate and/or implementation of the Plan.

      14.4 To liquidate damages or estimate Claims in connection with any disputed, contingent or unliquidated Claims.

      14.5 To adjudicate all Claims to an ownership interest in any property of Debtor's estate.

      14.6 To recover all assets and properties, including by lawsuit, of Debtor's estate wherever located.

      14.7 To hear and determine Claims concerning Federal, State and local taxes pursuant to Section 346, 505, 525 and 1146 of the Code.

      14.8 To hear and determine any action or proceeding brought by Debtor or the Reorganized Debtor under Section 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Code, whether such action or proceeding is brought before or after the Effective Date.

      14.9 To hear and determine any core proceeding, whether such proceeding is brought before or after the Effective Date.

      14.10 To determine the validity, extent and priority of all Liens and security interests against property of Debtor's estate.

      14.11 To consider any modification of this Plan under Section 1127 of the Code or under Bankruptcy Rule 3020 and/or modification of this Plan after Substantial Consummation as defined herein.

      14.12 To hear and determine all requests for compensation and/or reimbursement of expenses of professionals.

      14.13 To hear and determine Reorganized Debtor's requests for orders as are consistent with this Plan as may be necessary or desirable to carry out the provisions thereof.

      14.14 To enter an order closing this case.



                           Dated: March 31, 2000.

                          Respectfully submitted,

                          AMERICAN HEALTHCHOICE, INC.


                          ___________________________
                          By: Dr. J.W. Stucki
                          Its: President


                          AHC PHYSICIANS CORPORATION, INC.


                          ___________________________
                          By: Dr. J.W. Stucki
                          Its: President

                                  Exhibit C

                         American HealthChoice, Inc.
                     Post Confirmation P&L Projections

                              Jul-00  Aug-00  Sep-00  Oct-00  Nov-00  Dec-00  Jan-01  Feb-01  Mar-01  Apr-01  May-01  Jun-01

Existing Clinic Revenue       315,000 315,000 315,000 315,000 315,000 315,000 315,000 315,000 315,000 315,000 315,000 315,000
Voracek Clinic Revenue        260,000 260,000 260,000 260,000 260,000 260,000 280,000 280,000 280,000 280,000 280,000 280,000
                              -----------------------------------------------------------------------------------------------
        Total Net Revenue     575,000 575,000 575,000 575,000 575,000 575,000 595,000 595,000 595,000 595,000 595,000 595,000

Existing Clinic Expenses      215,000 215,000 215,000 215,000 215,000 215,000 215,000 215,000 215,000 215,000 215,000 215,000
Voracek Clinic Expenses       105,000 105,000 105,000 105,000 105,000 105,000 110,000 110,000 110,000 110,000 110,000 110,000
                              -----------------------------------------------------------------------------------------------
           Total Expenses     320,000 320,000 320,000 320,000 320,000 320,000 325,000 325,000 325,000 325,000 325,000 325,000

                              -----------------------------------------------------------------------------------------------
Clinic Profit Contribution    255,000 255,000 255,000 255,000 255,000 255,000 270,000 270,000 270,000 270,000 270,000 270,000

Corporate Expenses             95,000  95,000  95,000  95,000  95,000  95,000  95,000  95,000  95,000  95,000  95,000  95,000
Interest expense
Depreciation and Amortization  35,000  35,000  35,000  35,000  35,000  35,000  35,000  35,000  35,000  35,000  35,000  35,000
                              -----------------------------------------------------------------------------------------------
            Pretax Income     125,000 125,000 125,000 125,000 125,000 125,000 140,000 140,000 140,000 140,000 140,000 140,000

Income Taxes                   42,500  42,500  42,500  42,500  42,500  42,500  47,600  47,600  47,600  47,600  47,600  47,600
                              -----------------------------------------------------------------------------------------------
               Net Income      82,500  82,500  82,500  82,500  82,500  82,500  92,400  92,400  92,400  92,400  92,400  92,400
                              ===============================================================================================

[ Schedule Continued ]

                                  12 Months    12 Months    12 Months
                                 ended June   ended June   ended June
                                    2001         2002         2003
Existing Clinic Revenue           3,780,000    4,000,000    4,200,000
Voracek Clinic Revenue            3,240,000    3,400,000    3,600,000
                                  -----------------------------------
        Total Net Revenue         7,020,000    7,400,000    7,800,000

Existing Clinic Expenses          2,580,000    2,700,000    2,900,000
Voracek Clinic Expenses           1,290,000    1,400,000    1,500,000
                                  -----------------------------------
           Total Expenses         3,870,000    4,100,000    4,400,000

                                  -----------------------------------
Clinic Profit Contribution        3,150,000    3,300,000    3,400,000

Corporate Expenses                1,140,000    1,250,000    1,000,000
Interest expense
Depreciation and Amortization       420,000      420,000      450,000
                                  -----------------------------------
            Pretax Income         1,590,000    1,630,000    1,950,000

Income Taxes                        540,600      554,200      663,000
                                  -----------------------------------
               Net Income         1,049,400    1,075,800    1,287,000
                                  ===================================

Net Income                        1,049,400    1,075,800    1,287,000
Depreciation and Amortization       420,000      420,000      450,000
Lease Payments                     (120,000)    (120,000)     (60,000)
                                  -----------------------------------
Operating Cash Flow               1,469,400    1,495,800    1,737,000

Working Capital Requirements       (800,000)    (800,000)  (1,000,000)
                                  -----------------------------------
Available Cash                      669,400      695,800      737,000

New Funding                         300,000            -            -

Payment of Priority Claims          (15,000)     (15,000)     (15,000)


Payment of Administrative Claims    (45,000)           -            -
Payment to Unsecured Creditors     (175,000)    (175,000)    (175,000)
Payment to Insider Creditors (A)   (220,000)    (220,000)    (220,000)
                                  -----------------------------------
Net cash                            514,400      285,800      327,000
                                  ===================================

(A) Assumes all creditors elect cash payment


                                  Exhibit D

                         American HealthChoice, Inc.
                            Liquidation Analysis
                          as of February 15, 2000


                                          Liquidation Value
                                              ---------
     Cash                                    $   25,000

     Accounts Receivable: (A)
     AHC Chiropractic Clinics                 1,800,000
     AHC Physicians                             200,000

     Land and Building                          150,000

     Clinic Equipment                            10,000

     Clinic equipment and computers (CIT)        25,000
                                              ---------
     Total Assets                            $2,210,000
                                              =========


     Available to Secured Creditors          $2,185,000

     Secured Debt                             3,885,000
                                              ---------
     Deficiecy                              ($1,700,000)
                                              =========


     Available to CIT                           $25,000

     CIT Secured Debt                           110,000
                                              ---------
     Deficiency                                ($85,000)
                                              =========



     (A) Going concern valuation is $5,200,000. Liquidation value assumes closure of clinics and significant reduction in collection of personal injury claims.

                                  Exhibit F

                          American HealthChoice, Inc.
                     Class 9 Breakdown Other Insider Claims


                                              Amount
                                             -------
    Wages:
    Dr. J. W. Stucki                        $ 90,400
    Dr. Jeff Jones                            71,600
                                             -------
                                             162,000

    Director fees:
    Dr. J. W. Stucki                          14,250
    Dr. Jeff Jones                            13,000
    Dr. Michael Smith                         13,000
    John C. Stuecheli                          1,500
    John Mansfield                             6,250
    James Roberts                             11,000
    Jay R. Stucki                             12,750
                                             -------
                                              71,750

    Bridge loans:
    Dr. J. W. Stucki                          80,000
    Dr. Jeff Jones                             5,000
    Dr. Michael Smith                         20,000
    Mainstream Enterprises                   100,000
                                             -------
                                             205,000

    Shareholder loans:
    Dr. J. W. Stucki                         132,000
    Dr. Jeff Jones                            55,600
                                             -------
                                             187,600


    Other claims                              33,500

                                             -------
                  Total Insider Claims      $659,850
                                             =======